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                                                                   EXHIBIT 10.10


November  29, 1999


Anthony Capobianco
1000 S. Wooster Street, No. 301
Los Angeles, CA  90035

Dear Nino:

On behalf of DoveBid, Inc. ("DoveBid"), I am pleased to offer you a full-time position as General Counsel effective on December 14, 1999 on the following terms and conditions:

Your annual salary will be $180,000 and will be paid in accordance with DoveBid's normal payroll procedures. Also, you will be eligible for a year-end bonus up to 33% of your base salary, determined by DoveBid in its discretion, and payable on or about DoveBid's fiscal year-end. All payments to you will be subject to legally required withholding(s). It is DoveBid's policy to review salary and compensation levels periodically. Accordingly, your base salary and any other compensation may be adjusted from time to time.

Your compensation package also will include an incentive stock option under the terms of DoveBid's 1999 Stock Option Plan for 200,000 shares of common stock at an exercise price of $0.33 per share. Your stock options will be subject to the terms of DoveBid's 1999 Employee Stock Option Plan (the Plan includes vesting restrictions, restrictions on exercise and restrictions on transfer of shares) and will be conditioned on your execution of an Employee Stock Option Agreement related to your options.

In addition to your base salary, you will be eligible to participate in the employee benefits generally made available to our full-time employees, as may be modified from time to time in DoveBid's discretion. At the present time, those benefits include health insurance, life insurance, vacation and sick pay in accordance with applicable benefit plans and DoveBid's written policies.

Also, in addition to your base salary, DoveBid will provide you with a cellular phone at its sole cost. And, DoveBid will pay your reasonable relocation costs from Los Angeles to Northern California, including two round trip airfares for your spouse, and reasonable interim accommodations.

As a condition of your employment, you will be expected to comply with all DoveBid's policies and procedures, as may be modified from time to time in DoveBid's discretion (including our policies protecting other employees against discrimination and sexual
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harassment). Please refer to DoveBid's Employee Handbook for details regarding those policies and procedures. However, you should be aware that DoveBid currently is revising its employee policies and procedures and you will be expected to abide by the new policies, which will be issued shortly. Also, you will execute DoveBid's Employee Confidentiality And Proprietary Information Agreement.

Your employment with DoveBid will be "at will"; in other words, either you or DoveBid will have the right to terminate your employment with DoveBid at any time with or without cause. Notwithstanding DoveBid's right of termination, DoveBid agrees that if it terminates you for any reason other than for "cause" at any time within the next year, DoveBid will pay you severance equal to six months salary. "Cause" means (i) gross negligence or willful misconduct in the performance of your duties to DoveBid (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to DoveBid, after a written demand for substantial performance is delivered to you by the Board of Directors which specifically identifies the manner in which the Board believes you have not substantially performed your duties and you have been provided with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (ii) repeated failure to perform your duties to DoveBid as requested in writing by the Board of Directors (other than as a result of disability); (iii) commission of any act of fraud with respect to DoveBid; or
(iv) conviction of a felony or a crime causing material harm to the business and affairs of DoveBid. No act or failure to act by you shall be considered "willful" if done or omitted by you in good faith with a reasonable belief that your action or omission was in the best interests of DoveBid.

We look forward to having you join our team! If this letter meets with your understanding and expectations, please sign below and return a copy of this letter to my attention. Thank you.

Sincerely,


Cory Ravid
Chief Financial Officer


I understand and agree to the above terms

/s/ Anthony Capobianco
-----------------------------
Anthony Capobianco